Exhibit 99.1

Edison Nation, Inc. Reports First Quarter 2019 Financial Results; Provides Corporate Update

Revenue for the First Quarter of 2019 Increased 67% to $5.7 Million; Driven by Successful Product Launches and Efficiencies Across Platform

PHILLIPSBURG, N.J., May 16, 2019 - Edison Nation, Inc. (NASDAQ: EDNT), a full-service product development and marketing company, today reported its financial results for the first quarter ended March 31, 2019.

Management Commentary

“During the first quarter of 2019, we experienced revenue growth of 67% to $5.7 million, driven by successful product launched and efficiencies across our single cohesive platform. After making several accretive acquisitions throughout 2018, this is the first fiscal period that shows the leverage of our consolidated business platform,” said Chris Ferguson, Chief Executive Officer of Edison Nation. “Our growth is driven by multiple factors. First, we continue to aggressively source innovative ideas via our proprietary crowdsourced model, which finds the ‘best-of-the-best,’ and brings them to market at light-speed. Second, is our ability to identify and acquire quality businesses that provide new product and revenue lines, as well as other capabilities—such as geo-specific manufacturing, distribution and warehousing—that will produce efficiencies across the entire Edison Nation platform.”

“In addition, we have consolidated all businesses into three operating units to leverage each area of expertise: idea development, product launches and sales optimization. We are well positioned to continue to execute upon our growth strategy that utilizes our unique platform to grow sales across all channels and benefit both operationally and financially. I believe that we are in a position to create significant value for our shareholders over the long-term,” concluded Ferguson.

First Quarter 2019 Financial Results

Revenue in the first quarter of 2019 increased 67% to $5.7 million, compared to $3.4 million in the first quarter of 2018. The increase in revenue was primarily due to new business in connection with the Company’s acquisitions throughout 2018.

Gross profit increased 63% to $1.8 million in the first quarter of 2019, compared to $1.1 million in the first quarter of 2018. Gross profit margin was 31.2% in the first quarter of 2019, compared to 32.2% in the first quarter of 2018. The slight decrease is primarily a result of product mix of goods sold to customers.

Operating expenses were $3.0 million in the first quarter of 2019, compared to $2.6 million in the first quarter of 2018. The increase was primarily attributable to operating expenses incurred related to the acquisitions of Edison Nation Holdings, LLC and Cloud B, Inc.

Net loss in the first quarter of 2019 was $1.4 million, or ($0.25) per basic and diluted share, compared to a net loss of $1.6 million, or ($0.53) per basic and diluted share in the first quarter of 2018.

Adjusted EBITDA, a non-GAAP measure, totaled ($0.2) million in the first quarter of 2019, compared to a $0.3 million in the first quarter of 2018. The company, having concluded the acquisition of Cloud b and Edison Nation LLC in 2018, anticipates a reduction of expenses as we integrate the acquisitions. See below under the heading, “Use of Non-GAAP Financial Information” for a discussion of Adjusted EBITDA and a reconciliation of such measure to the most comparable measure calculated under U.S. generally accepted accounting principles ("GAAP").

In the first quarter of 2019, total current assets increased by $0.8 million to $6.2 million, compared to $5.5 million at December 31, 2018. Prepaid and other assets increased $0.8 million to $1.4 million. A substantial amount of the increase in prepaid expenses and other current assets was for investment in new tooling placed with new suppliers of the Company’s products to optimize and diversify manufacturing partners. Inventory increased $0.4 million, primarily due to the Company’s recently launched “911 Help Now” product. Accounts receivable increased by $0.8 million as a result of recent acquisitions. Edison Nation’s DSO went from 49 days to 42 days, primarily as a result of optimizing working capital efficiency. Cash and cash equivalents, as of March 31, 2019, totaled $0.7 million, as compared to $2.1 million at December 31, 2018. The decrease in cash is reflective of daily working capital fluctuations and the Company’s investments in the working capital of companies acquired in 2018.

Recent Operational Highlights:

•	Launched the “911 Help Now” pendant in March of 2019, in conjunction with a strategic sales and marketing partnership with Stealth Technologies, which had $800,000 in initial purchase orders from Audio America, a leading consumer electronics distributor.

•	Expanded sale of Goodie Gusher party product line into North America’s retailers, growing its presence to approximately 640 retail store locations across the United States and Canada.

•	Introduced two new products in the toy and infant-sleep category: Lullaplayer and My Buddy Bernie. Lullaplayer is a children’s MP3 player designed to look and feel like a classic portable record player. My Buddy Bernie is a voice activated, interactive playmate for kids that requires no set-up and works right out of the box.

•	Successfully entered the eyewear market in January 2019 with Smarter Specs, the first patented glasses with concave lenses, enabling consumers to wear the glasses higher up on the nose bridge, allowing them to look over the glasses without having to tilt their head down, easing neck strain.

•	Announced that Edison Nation is relaunching the Emmy award-winning TV show, "Everyday Edisons." Everyday Edisons is an inspirational reality TV series produced under license by Edison Nation, which chronicles the stories of first-time inventors as they launch their unique products into the marketplace in conjunction with the Edison Nation product development platform.

Consolidation of Businesses into Three Units

During the first quarter of 2019, Edison Nation began the process to consolidate all operating businesses into distinct units of Edison Nation, which allows the Company to focus on growing sales and leveraging operations. The units consist of:

•	Innovate. The Edison Nation Platform. Responsible for the innovation platform that helps inventors go from idea to reality. This is accomplished by optimizing new product election process through deeper analytics to predict success on platforms like crowdfunding and web market places like Amazon. Driving brand awareness of the platform by producing content for inventors and innovators on media platforms including our own Everyday Edison’s television show.

•	Build and launch. Consolidating our teams of product designers and developers who take the product from the concept to the consumers hand. These are distributed by geography, industry skillset and expertise in the development process to ensure efficient product build and launch. The bulk of operations are part of this business unit, and the company will continue to develop this unit to meet the needs of our product launch schedule.

•	Sell. Our Omni-channel sales effort is divided into three groups; (1) business-to-business revenue opportunities including traditional brick and mortar retailers (2) online market places and direct-to-consumer revenue opportunities, and (3) our NiTRO Team (Near Term Revenue Opportunities). NiTRO, identifies brands and products lines that would benefit from being part of Edison Nation. The team seeks to a find a mutually beneficial transaction to accomplish that goal.

Edison Nation’s Crowdfunding Approach

Edison Nation’s Crowdfunding tool was introduced to allow anyone to submit their best ideas for new products. Investors submit their ideas through the Edison Nation online platform www.edisonnation.com. Successful crowdfunding campaigns position products to be commercialized because they create a market as the products are being developed. These products will be commercialized directly by Edison Nation, or through traditional licensing agreements.

Edison Nation’s proprietary platform ensures privacy of intellectual property and streamlines communication and negotiations with innovators. Edison Nation has received hundreds of thousands of product ideas from inventors in over 175 countries, and for over 10 years, has been and continues to be the trusted destination for innovators, partners and consumers alike and the trusted partner for inventors who have an idea and don’t want to start a company with that idea.

About Edison Nation, Inc.

Edison Nation, Inc. (NASDAQ: EDNT) is a vertically integrated innovation aggregation and full-service product development and manufacturing company, offering innovation sourcing, design, sales, fulfillment and shipping services. Edison Nation's model is to provide a risk-mitigated platform that connects innovators with companies to bring new products to market. For more information, please visit www.edisonnation.com.

Use of Non-GAAP Financial Information

EBITDA and Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization and stock-based compensation) and (ii) expenses that are not reflective of the Company’s core operating results over time (such as restructuring costs, litigation or dispute settlement charges or gains, and transaction-related costs), this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. Edison Nation management uses EBITDA and Adjusted EBITDA (a) as a measure of operating performance; (b) for planning and forecasting in future periods; and (c) in communications with the Company’s Board of Directors concerning Edison Nation’s financial performance. The Company’s presentation of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation and should not be used by investors as a substitute or alternative to net income or any measure of financial performance calculated and presented in accordance with U.S. GAAP. Instead, management believes EBITDA and Adjusted EBITDA should be used to supplement the Company’s financial measures derived in accordance with U.S. GAAP to provide a more complete understanding of the trends affecting the business.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the Company’s views as of any subsequent date. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing the Company’s products in global markets, competition in the market for consumer products and inability to raise capital to fund operations and service the Company’s debt.  Additional information that could lead to material changes in the Company’s performance is contained in its filings with the SEC. The Company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Investor Relations:

Greg Falesnik
Managing Director
MZ North America
Direct: 949-385-6449
EDNT@mzgroup.us

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019 (Unaudited)	December 31, 2018

Assets
Current assets:
Cash and cash equivalents	$719,446	$2,052,731
Accounts receivable, net	2,653,408	1,877,351
Inventory	1,361,342	923,707
Prepaid expenses and other current assets	1,407,760	611,695
Income tax receivable	82,568
Total current assets	6,224,524	5,465,484
Property and equipment, net	1,034,281	998,863
Right of use assets – operating leases, net	873,110	-
Intangible assets, net	12,423,885	12,687,731
Goodwill	9,736,510	9,736,510
Total assets	$30,292,310	$28,888,588

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$6,360,102	$5,519,159
Accrued expenses and other current liabilities	1,646,776	1,135,551
Deferred revenues	175,956	175,956
Current portion of operating lease liabilities	263,532	-
Income tax payable	-	129,511
Line of credit, net of debt issuance costs of $27,252 and $31,145, respectively	520,662	531,804
Current portion of long-term debt, net of debt issuance costs of $129,471 and $0, respectively	744,255	313,572
Current portion of long-term debt – related parties	967,576	932,701
Due to related party	97,996	140,682
Total current liabilities	10,776,855	8,878,936
Contingent consideration	520,000	520,000
Operating lease liabilities, net of current portion	613,809	-
Long-term senior convertible debt – related parties, net of debt discount of $441,667 and $466,667 related to the conversion feature, respectively	986,494	961,494
Long-term debt, net of current portion	53,198	56,688
Long-term debt – related parties, net of current portion	2,469,352	2,531,490
Deferred tax liability	341	341
Total liabilities	15,420,049	12,948,949
Commitments and contingencies (Note 8)

Stockholders' equity
Common stock, $0.001 par value, 250,000,000 shares authorized; 5,680,330 and 5,654,830 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	5,680	5,655
Additional paid-in-capital	20,859,158	20,548,164
Accumulated deficit	(7,001,046)	(5,565,756)
Total stockholders’ equity attributable to Edison Nation, Inc.	13,863,792	14,988,063
Noncontrolling interests	1,008,469	951,576
Total stockholders’ equity	14,872,261	15,939,639
Total liabilities and stockholders’ equity	$30,292,310	$28,888,588

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2019	2018

Revenues, net	$5,738,534	$3,431,330
Cost of revenues	3,945,558	2,328,994
Gross profit	1,792,976	1,102,336

Operating expenses:
Selling, general and administrative	3,049,188	2,552,737
Operating (loss) income	(1,256,212)	(1,450,401)

Other (expense) income:
Rental income	25,704	25,704
Interest expense, net	(124,694)	(87,535)
Total other (expense) income	(98,990)	(61,831)
Loss before income taxes	(1,355,202)	(1,512,232)
Income tax expense	23,195	65,073
Net loss	$(1,378,397)	$(1,577,305)
Net income attributable to noncontrolling interests	56,893	-
Net loss attributable to Edison Nation, Inc.	(1,435,290)	(1,577,305)
Net loss per share - basic and diluted	$(0.25)	$(0.53)
Weighted average number of common shares outstanding – basic and diluted	5,661,380	3,000,000

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

	For the Three Months Ended March 31,
	2019	2018
Net loss	$(1,378,397)	$(1,577,305)

Interest expense, net	124,696	87,535
Income tax expense	23,195	65,073
Depreciation and amortization	301,383	39,631
EBITDA	(929,123)	(1,385,066)
Stock-based compensation	309,919	1,721,250
Other noncash stock-based charges	52,500	-
Restructuring and severance costs	36,385	-
Transaction and acquisition costs	223,538	-
Other non-recurring costs	104,174	-
Adjusted EBITDA	$(202,607)	$336,184